News Release

U.S. Bancorp Appoints Terry Dolan as Chief Financial Officer;
Dolan is Currently Vice Chairman, Wealth Management & Securities Services

Kathy Rogers, Currently Chief Financial Officer to Step Down;
Will Remain With the Company in Leadership Role

MINNEAPOLIS – June 13, 2016 – U.S. Bancorp (NYSE: USB), the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States, announced today that Terry Dolan, currently vice chairman, Wealth Management & Securities Services, has been appointed to vice chairman and chief financial officer, effective Aug. 1. He will report to Richard Davis, chairman and chief executive officer.

Kathy Rogers, currently vice chairman and chief financial officer, has made the difficult decision to step down from that role, effective Aug. 1, due to changing family circumstances and the need to be in Cincinnati full-time. She will remain with the company in her previous role, as head of the Stress Test process, and be based in Cincinnati. Rogers will continue in her responsibilities as CFO through the transition and will participate in the second quarter earnings results conference call on July 15.

Dolan has been with U.S. Bank for nearly 18 years and has been in his current role as vice chairman, Wealth Management & Securities Services since July 2010. Prior to his current role, he served as executive vice president and controller at U.S. Bank. In addition, he has led a variety of important functions, including accounting and related operations, finance, tax, corporate insurance, corporate development and business integration, where he was responsible for a variety of merger and acquisition activities. Under his leadership, Wealth Management & Securities Services’ revenues have grown approximately 30 percent and net income has grown approximately 18 percent, including expansion into U.S. Bank’s European markets. The process to identify Dolan’s replacement for Wealth Management & Securities Services is underway.

“Executive development is an ongoing conversation at U.S. Bank. We are fortunate to have a Board of Directors that demands bench strength and leadership versatility,” Davis said. “Terry is an exceptional leader who has held a variety of high-profile roles at the bank with a strong track record of delivering outstanding results. Terry will seamlessly transition into the CFO role, given his extensive financial background and the diverse experiences he has had with the bank.”

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About U.S. Bank

U.S. Bancorp (NYSE: USB), with $429 billion in assets as of March 31, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,129 banking offices in 25 states and 4,954 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

Contacts:

Dana E. Ripley Media (612) 303-3167	Jen Thompson Investors/Analysts (612) 303-0778